NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com FOR IMMEDIATE RELEASE NorthWestern Welcomes New Board Members BUTTE, MT / SIOUX FALLS, SD - October 29, 2019 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that its board of directors has elected Jeffrey Yingling and Mahvash Yazdi as directors. Mr. Yingling’s term commenced immediately, and Ms. Yazdi’s term will commence December 1, 2019. Together, they bring extensive utility, finance, technology, and executive experience to the independent board. Yingling is a Senior Advisor of Investment Banking for Power, Energy and Renewables at Guggenheim Securities, LLC, the investment banking and capital markets business of Guggenheim Partners, with more than 35 years of investment banking experience, serving as an advisor to companies in the power and utilities sector. Yazdi is president of Feasible Management Consulting, providing strategic consulting in energy and technology, and the former senior vice president and chief information officer of Edison International and former vice president and chief information officer for Hughes Electronics in the aerospace and defense sector. The additions of Yingling now and Yazdi in December will increase the NorthWestern Energy board to ten members. Only one board member, CEO Bob Rowe, is an employee of the company, with the others representing a broad range of experience across the utility industry. “NorthWestern Energy is recognized for strong corporate governance and an excellent board of directors,” said CEO Bob Rowe. “Mahvash and Jeff will continue that tradition and bring additional exceptional strength in areas including utility finance, operations, and technology. They are also both committed to great customer service. This is an important step in the ongoing process of board renewal.” Along with Yingling’s experience with Guggenheim Securities, his career has included senior investment banking positions in the power and utilities sector, with J.P. Morgan, Morgan Stanley, Dean Witter Reynolds, and The First Boston Corporation. He also currently serves on the board of directors of LendingPoint Consolidated, Inc., and the board of trustees of the Chicago Historical Society. Yingling previously served on the board of directors of Navigant Consulting, Inc., until that company’s sale to Guidehouse.

NorthWestern Welcomes New Board Members October 29, 2019 Page 2 Yazdi is nationally recognized as an expert in corporate information technology, drawing from over 38 years of experience over three industries and continents. She also has dedicated her life to serving others, exemplified by receiving the prestigious Ellis Island Medal of Honor and publishing her charitable memoir, 60:60 Celebrating Sixty Years With Sixty Acts Of Kindness. About NorthWestern Energy NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 726,400 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the companys Web site at www.northwesternenergy.com. Investor Relations Contact: Media Contact: Travis Meyer (605) 978-2967 Jo Dee Black (866) 622-8081 travis.meyer@northwestern.com jodee.black@northwestern.com